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                                                                  Exhibit (d)(3)

                                                                OCTOBER 10, 2000



GENERAL ELECTRIC CAPITAL CORPORATION
260 LONG RIDGE ROAD
STAMFORD, CT 06927


                            CONFIDENTIALITY AGREEMENT

Dear Sirs:

In connection with your possible interest in the proposed sale, merger or other business combination involving all or substantially all of the business, securities or assets (the "Transaction") of Rollins Truck Leasing Corp. (the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which
(i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives, or (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us, or (iii) is independently developed by you or an affiliate without access to the Information.

Accordingly, you hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, and (b) who are informed by you of the confidential nature of
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           the Information. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. You and your Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly so that we may seek (at our sole cost and expense) a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If you determine not to proceed with the Transaction, you will promptly inform our Representative, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), of that decision and, in that case, and at any time upon the request of the Company or any of our Representatives, you will, at your option, either (i) promptly destroy all copies of the written Information in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of the written Information in your or your Representatives' possession, or (iii) do a combination of (i) and (ii). Notwithstanding the foregoing, you shall not be obligated to destroy or delete:

                     (a) any documentation that you are under a legal or regulatory obligation to preserve or retain; or

                     (b) computer hard disk or other back-up copies of any such documentation to the extent that to do so would be detrimental to the operation of the computer system in question (including that the deletion cannot take place without deleting unrelated material on hard disk) provided that this subparagraph shall only apply to any such hard disk or back-up copies that are not generally accessible to employees;

           provided, however, that any such documentation that is not required to be destroyed or deleted will continue to be subject to the terms of this letter agreement. Any oral Information will continue to be subject to the terms of this letter agreement.
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5.         You acknowledge that except as may be provided in any definitive agreement with respect to the Transaction (and then subject to such limitations and restrictions as may be contained therein), neither we, nor Morgan Stanley or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6. You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

7. You agree that, for a period of eighteen months from the date of this letter agreement, neither you nor any of your subsidiaries will, without the prior written consent of an executive officer of the
           Company: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; or (iv) form, join or in any way participate in a "group" (as defined in Section 13
           (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing. You will promptly advise the Company of any inquiry or proposal made to you with respect to any of the foregoing. Notwithstanding the foregoing restrictions, you and your subsidiaries shall not be prohibited from engaging in:

                     (a) brokerage, investment, money management and other similar ordinary course of business activities with respect to or involving the acquisition of the securities of the Company or any of its affiliates (including, without limitation, transactions (i) involving investment portfolios of pension and mutual funds, insurance and investment companies that are affiliates, and
                               (ii) in the case of Paine Webber and its
                               subsidiaries, in capital market,
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                               investment banking and other financial businesses
                               involving securities or assets of the Company or any of its affiliates); or

                     (b) any financing transactions that are not directly related to the Transaction but involve parties that are seeking to acquire ownership (whether legal or beneficial ownership) of or control and direction over substantially all of the assets or business of any of the businesses of the Company or any or its affiliates, or securities of the Company or any of its affiliates;

           provided (in either case) the individuals making the decisions with respect to such activities or transactions (1) do not have access to, or knowledge of, any Information, and (2) have not been informed that the Company is or was evaluating the Transaction).

8. You agree that, for a period of one year from the date of this letter agreement, you will not, directly or indirectly, hire any managerial employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person (a) who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you, or (b) who has not been employed by the Company during the preceding six months, or (c) whom you hire as the result of such person responding to a general advertisement or a blind solicitation through an executive search firm not directed specifically at the Company.

9. You agree that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Morgan Stanley and not to the Company. You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

10. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, including a suit for monetary damages, you agree to the granting of injunctive relief in our favor as a
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           remedy for any such breach without proof of actual damages. In no event will you be liable for any indirect, special, or consequential damages.

11. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. This letter agreement shall terminate on the earlier of (a) two (2) years from the date hereof, or (b) the date a definitive purchase agreement for the Transaction is executed, however, such termination shall not affect any rights arising out of a breach of this letter agreement occurring before such termination date.

13. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts between residents of that State and executed in and to be performed in that State.

14. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.
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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                        Very truly yours,

                                        ROLLINS TRUCK LEASING CORP.


CONFIDENTIALITY AGREEMENT
                                      By:  /s/ Klaus M. Belohoubek
                                            ___________________________________

                                      Name: Klaus M. Belohoubek
                                            ___________________________________

                                      Title: Vice President -- General Counsel
                                            ___________________________________

Accepted and Agreed as of the date
first written above:


GENERAL ELECTRIC CAPITAL CORPORATION


By:    /s/ Mark H.S. Cohen
       ____________________________________

Name:  Mark H.S. Cohen
       ____________________________________

Title: Vice President, Business Development
       ____________________________________